Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

UNITI GROUP INC.

ARTICLE ONE INCORPORATION

The name and mailing address of the incorporator is Daniel Heard, 2101 Riverfront Drive, Suit A, Little Rock, AR, 72202.

ARTICLE TWO

NAME

The name of the Corporation is Uniti Group Inc.

ARTICLE THREE

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a REIT (as hereinafter defined) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). For purposes of this Certificate of Incorporation of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE FOUR

REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at that address is Corporation Service Company.

ARTICLE FIVE

STOCK AND PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS

OF THE CORPORATION, THE BOARD OF DIRECTORS, AND OF THE STOCKHOLDERS

SECTION 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 550,000,000 shares, consisting of:

(a)	50,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”); and

(b)	500,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

SECTION 2. Preferred Stock. The Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights (including voting rights), and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.

SECTION 3. Common Stock.

(a)       Dividends. Except as otherwise provided by the DGCL or this Charter, the holders of Common Stock: (i) subject to the rights of holders of any series of Preferred Stock, shall share ratably, on a per share basis, in all dividends and other distributions payable in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section 2 of this ARTICLE FIVE.

(b)       Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(c)       Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

(d)       Voting Rights. Except as otherwise provided by the DGCL or this Charter and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

(e)       Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock ratably on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(e) of ARTICLE FIVE.

(f)       Registration or Transfer. The Corporation shall keep or cause to be kept at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock. To the greatest extent permitted by applicable Delaware law, the shares of the Corporation’s Common Stock shall be uncertificated and transfer of such shares shall be reflected by book entry. Upon the surrender of any certificate representing shares of any class of Common Stock, the Corporation shall forthwith cancel such certificate and the holder thereof shall no longer be entitled to a certificate or certificates representing the shares of such class represented by the surrendered certificate. Any shares represented by a surrendered certificate cancelled as provided above shall be registered in the name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate. Such book entry shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

(g)       Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock that is represented by a certificate, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(h)       Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

(i)       Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

SECTION 4. REIT Qualification. The Board of Directors, without any action by the stockholders of the Corporation, shall have the authority to cause the Corporation to elect to be taxed as a REIT for federal income tax purposes. Following any such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be taxed as a REIT for federal income tax purposes, the Board of Directors, without any action by the stockholders of the Corporation, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. In addition, the Board of Directors, without any action by the stockholders of the Corporation, shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine that compliance with any restriction or limitation on stock ownership and transfers set forth in ARTICLE SEVEN of this Charter is no longer required in order for the Corporation to qualify as a REIT.

SECTION 5. Section 203 of the DGCL. Notwithstanding any other provision of the Charter or the Bylaws, the Corporation expressly elects not to be governed by the provisions of §203 of the DGCL.

ARTICLE SIX

DIRECTORS

SECTION 1. Number, Election and Term of Office of Directors.

(a)       The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall consist of not less than two nor more than nine members, the exact number of which shall be fixed from time to time by the affirmative vote of a majority of the entire Board of Directors. The names of the initial members of the Board of Directors are:

Name	Address
Francis X. “Skip” Frantz	4005 Rodney Parham Road Little Rock, AR 72212
Scott Bruce	4005 Rodney Parham Road Little Rock, AR 72212
Harold Zeitz	4005 Rodney Parham Road Little Rock, AR 72212
Kenneth Gunderman	4005 Rodney Parham Road Little Rock, AR 72212
Carmen Perez-Carlton	4005 Rodney Parham Road Little Rock, AR 72212

(b)       Except as expressly provided herein, the manner of election and removal of such directors and the term such directors shall hold office shall be designated in the Bylaws of the Corporation. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(c)       Subject to the rights, if any, of holders of any series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of any series of Preferred Stock, any or all of the directors of the Corporation may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Charter applicable thereto.

ARTICLE SEVEN

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

SECTION 1. Definitions. For the purpose of this ARTICLE SEVEN, the following terms shall have the following meanings:

(a)       Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 2(h) of this ARTICLE SEVEN. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation, which determination shall be final and conclusive for all purposes hereof. For the purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

(b)       Applicable Stock Exchange. The term “Applicable Stock Exchange” shall mean the New York Stock Exchange, NASDAQ, or other national stock exchange on which the Corporation’s shares of capital stock are listed, or any successor stock exchange thereto.

(c)       Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(d)       Business Day. The term “Business Day” shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.

(e)       Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

(f)       Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 3(f) of this ARTICLE SEVEN, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(g)	Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 3(a) of this ARTICLE SEVEN.

(h)	Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 2(h) of this ARTICLE SEVEN. The number and value of the outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Common Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

(i)	Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

(j)	Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by this Charter or by the Board of Directors pursuant to Section 2(g) of this ARTICLE SEVEN.

(k)	Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by this Charter or by the Board of Directors pursuant to Section 2(g) of this ARTICLE SEVEN and subject to adjustment pursuant to Section 2(h) of this ARTICLE SEVEN, the percentage limit established for an Excepted Holder by this Charter or by the Board of Directors pursuant to Section 2(g) of this ARTICLE SEVEN.

(l)	Initial Date. The term “Initial Date” shall mean the date on which this Certificate of Incorporation becomes effective following the filing with, and acceptance by, the Delaware Secretary of State.

(m)	Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price (as defined in this paragraph) for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Applicable Stock Exchange or, if such Capital Stock is not listed or admitted to trading on the Applicable Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the- counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

(n)	Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

(o)	Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (as defined in this Section 1 of this ARTICLE SEVEN) (or other event), any Person who, but for the provisions of Section 2(a) of this ARTICLE SEVEN, would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of Section 2(a) of this ARTICLE SEVEN, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

(p)	Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day on which the Board of Directors determines pursuant to Section 4 of ARTICLE FIVE of this Charter that it is no longer in the best interests of the Corporation to be taxed as a REIT for federal income tax purposes or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

(q)	TRS. The term “TRS” shall mean any taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Corporation.

(r)	Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change such Person’s percentage of Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

(s)	Trustee. The term “Trustee” shall mean the Person, unaffiliated with both the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.

SECTION 2. Capital Stock.

(a)       Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date or as otherwise set forth below, and subject to Section 4 of this ARTICLE SEVEN:

(i)	Basic Restrictions.

(1)       Except as provided in Section 2(h) of this ARTICLE SEVEN, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, and no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(2)       Except as provided in Section 2(h) of this ARTICLE SEVEN, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(3)       Except as provided in Section 2(h) of this ARTICLE SEVEN, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Capital Stock.

(4)       Except as provided in Section 2(h) of this ARTICLE SEVEN, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would cause the Corporation to Beneficially Own or Constructively Own 9.9% or more of the ownership interests in a tenant (other than a TRS) of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.

(5)       No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified health care property” (as defined in Section 856(e)(6)(D)

(i)        of the Code), on behalf of a TRS failing to qualify as such.

(6)       No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock could result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(ii)       Transfer in Trust/Transfer Void Ab Initio. If any Transfer of shares of Capital Stock (or other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 2(a)(i)(1), (2), (4), (5) or (6) of this ARTICLE SEVEN,

(1)       then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 2(a)(i)(1), (2), (4), (5) or (6) of this ARTICLE SEVEN (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 3 of this ARTICLE SEVEN, effective as of the close of business on the Business Day prior to the date of such Transfer (or other event), and such Person shall acquire no rights in such shares of Capital Stock; or

(2)       if the transfer to the Charitable Trust described in clause (i) of this Section 2(a)(ii) of this ARTICLE SEVEN would not be effective for any reason to prevent the violation of Section 2(a)(i)(1), (2), (4), (5) or (6) of this ARTICLE SEVEN, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 2(a)(i)(1), (2), (4), (5) or (6) of this ARTICLE SEVEN shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b)       Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 2(a) of this ARTICLE SEVEN or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 2(a) of this ARTICLE SEVEN (whether or not such violation is intended), the Board of Directors or a committee thereof, or other designees if permitted by the DGCL, shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 2(a) of this ARTICLE SEVEN shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof, or other designee if permitted by the DGCL.

(c)       Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 2(a)(i) of this ARTICLE SEVEN or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 2(a)(ii) of this ARTICLE SEVEN shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(d)       Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(i)      Every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating (i) the name and address of such owner, (ii) the number of shares of Capital Stock Beneficially Owned and (iii) a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(ii)     Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

(e)       Remedies Not Limited. Nothing contained in this Section 2 of this ARTICLE SEVEN shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to, subject to Section 4 of ARTICLE FIVE, protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(f)       Ambiguity. In the case of an ambiguity in the application of any of the provisions of this ARTICLE SEVEN, including any definition contained in Section 1 of this ARTICLE SEVEN, the Board of Directors shall have the power to determine the application of the provisions of this ARTICLE SEVEN with respect to any situation based on the facts known to it at such time. In the event Section 2 or 3 of this ARTICLE SEVEN requires an action by the Board of Directors and this Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 1, 2 or 3 of this ARTICLE SEVEN. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Sections 2(a) and 2(b)) of this ARTICLE SEVEN acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 2(a) of this ARTICLE SEVEN, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

(g)      Exceptions.

(i)       The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Section 2(a)(i)(1), (2) or (4) of this ARTICLE SEVEN, as the case may be. The Board of Directors may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT.

(ii)      Prior to granting any exception pursuant to Section 2(g)(i) of this ARTICLE SEVEN, the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure that granting the exception will not cause the Corporation to lose its status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii)     Subject to Section 2(a)(i)(2), (4), (5) and (6) of this ARTICLE SEVEN, an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Capital Stock, and provided that the restrictions contained in Section 2(a)(i) of this ARTICLE SEVEN will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.

(h)       Change in Aggregate Stock Ownership Limit, Common Stock Ownership Limit and Excepted Holder Limits.

(i)       The Board of Directors may from time to time increase or decrease the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit; provided, however, that a decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock falls below such decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit, any further acquisition of Capital Stock will be in violation of the Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit and, provided further, that the new Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit would not allow five or fewer individuals (taking into account all Excepted Holders) to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding Capital Stock.

(ii)      The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then-existing Aggregate Stock Ownership Limit or Common Stock Ownership Limit, as applicable.

(i)       Legend. Each certificate, if any, or any notice in lieu of any certificate, for shares of Capital Stock shall bear a legend summarizing the restrictions on ownership and transfer contained herein. Instead of a legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.

SECTION 3. Transfer of Capital Stock in Trust.

(a)       Ownership in Trust. Upon any purported Transfer or other event described in Section 2(a)(ii) of this ARTICLE SEVEN that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 2(a)(ii) of this ARTICLE SEVEN. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 3(f) of this ARTICLE SEVEN.

(b)       Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action or any other recourse whatsoever against the purported transferor of such Capital Stock.

(c)       Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or other distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Charitable Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this ARTICLE SEVEN, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(d)       Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in

Section 2(a)(i) of this ARTICLE SEVEN. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3(d) of this ARTICLE SEVEN. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 3(c) of this ARTICLE SEVEN. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, together with any distributions thereon. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3(d) of this ARTICLE SEVEN, such excess shall be paid to the Trustee upon demand.

(e)       Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 3(c) of this ARTICLE SEVEN. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 3(d) of this ARTICLE SEVEN. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner, and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

(f)       Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 2(a)(i) of this ARTICLE SEVEN in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 2(a)(ii)(1) of this ARTICLE SEVEN shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment

SECTION 4. Applicable Stock Exchange Transactions. Nothing in this ARTICLE SEVEN shall preclude the settlement of any transaction entered into through the facilities of the Applicable Stock Exchange or any other automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this ARTICLE SEVEN, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ARTICLE SEVEN.

SECTION 5. Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this ARTICLE SEVEN.

SECTION 6. Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

SECTION 7. Severability. If any provision of this ARTICLE SEVEN or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE EIGHT

AMENDMENT OF BYLAWS

Any and all provisions of the Bylaws may be repealed, altered, amended, or rescinded and new bylaws may be adopted (a) by the stockholders at any annual meeting of the stockholders or at any special meeting called for that purpose (provided that notice of such proposal is included in the notice of such meeting) and (b) by the Board of Directors at any regular or special meeting of the Board of Directors; provided, however, the Board of Directors does not have the power to alter or repeal any bylaw made by the stockholders.

ARTICLE NINE

LIMITATION OF LIABILITY

SECTION 1. Limitation of Liability. To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this ARTICLE NINE, nor the adoption or amendment of any other provision of this Charter or the Bylaws inconsistent with this ARTICLE NINE, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

SECTION 2. Right to Indemnification. The Corporation shall, to the maximum extent permitted by Delaware law in effect from time to time, indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is a party to a proceeding (or whom is threatened to be made a party) by reason of her or his service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity; provided, however, that, except as provided in Section 3 of this ARTICLE NINE with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The rights of a director or officer to indemnification and the advancement of expenses as set forth in this Section shall vest immediately upon election as a director or officer. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. Notwithstanding anything in the foregoing to the contrary, the Corporation shall not provide indemnification for any loss, liability, or expenses arising from or out of an alleged violation of federal or state securities laws by a director or officer, unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to such director or officer; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such director or officer; or (iii) a court of competent jurisdiction approves a settlement of the claims against such director or officer and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

SECTION 3. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section 2 of this ARTICLE NINE shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days), upon the written request of the director or officer made in accordance with this Section. The Corporation may pay or reimburse reasonable legal expenses and other costs incurred by a director or officer seeking indemnification in advance of final disposition of a proceeding only if: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b) such director or officer provides the Corporation with a written affirmation of such director’s or officer’s good faith belief that such director or officer has met the standard of conduct necessary for indemnification by the Corporation as authorized by Delaware law, (c) the proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (d) such director or officer provides the Corporation with a written undertaking to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest, if it is ultimately determined that such director or officer did not comply with the requisite standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE NINE shall be the same procedure set forth in this Section 3 of ARTICLE NINE for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

SECTION 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

SECTION 5. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE NINE) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

SECTION 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director, officer or other employee of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE NINE in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE NINE shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

SECTION 7. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE NINE shall not be exclusive of any other right which any person may have or hereafter acquire under this Charter or under any statute, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 8. Merger or Consolidation. For purposes of this ARTICLE NINE, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE NINE with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

SECTION 9. Savings Clause. If this ARTICLE NINE or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 2 of this ARTICLE NINE as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this ARTICLE NINE to the full extent permitted by any applicable portion of this ARTICLE NINE that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE TEN

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE ELEVEN

STOCKHOLDER ACTION

For so long as any security of the Company is registered under Section 12 of the Securities Exchange Act of 1934: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; and (ii) special meetings of the stockholders for any purpose or purposes may be called at any time by the majority of the Board of Directors or by the Secretary of the Corporation upon the written request of the holders of not less than twenty percent (20%) in voting power of our outstanding stock.

ARTICLE TWELVE

AMENDMENT

SECTION 1. Notwithstanding any other provisions of this Charter or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Charter, the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation eligible to be cast in the election of directors shall be required to amend, alter, change or repeal Sections 5, 6, 7, and 8 of ARTICLE FIVE, ARTICLES SEVEN, EIGHT, NINE or ELEVEN hereof, or this ARTICLE TWELVE, or any provision thereof or of this ARTICLE TWELVE.

SECTION 2. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE THIRTEEN

AGENCY

To the fullest extent permitted by law, (i) the Corporation is designated as the stockholders’ sole and exclusive agent with the exclusive right to pursue and recover any remedies on behalf of stockholders under that certain Agreement and Plan of Merger, dated as of May 3, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and between the Corporation and Windstream Holdings II, LLC, including under Section 12.06 thereof, pursuant to which, in the event that specific performance is not sought or granted as a remedy, the Corporation may pursue and recover damages or other amounts set forth in Section 12.06 of the Merger Agreement, and (ii) any amounts or damages recovered by the Corporation on behalf of the stockholders, whether through judgment, settlement or otherwise, shall, in the sole discretion of the Board of Directors, be distributed to the stockholders by a dividend, stock repurchase or buyback or in any other manner.

[Signatures appear on the following page]

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 29th day of July, 2025.

/s/ Daniel Heard
Daniel Heard, Incorporator